Exhibit 99.1

For Immediate Release

WINN-DIXIE REACHES AGREEMENT TO SELL DAIRIES IN

PLANT CITY, FLORIDA, AND HAMMOND, LOUISIANA, TO SOUTHEAST MILK, INC.

Sale expected to be final in 30 to 90 days; Southeast Milk to supply milk to grocer

JACKSONVILLE, Fla., (February 27, 2008) – Winn-Dixie Stores, Inc. (Nasdaq: WINN) today announced plans to sell the two dairies it operates—one in Plant City, Fla. and the second in Hammond, La. — to Southeast Milk, Inc. (SMI). Both facilities will remain in full production and Winn-Dixie Associates working in the plants will become employees of SMI at the close of the sale.

Winn-Dixie President, Chief Executive Officer and Chairman of the Board, Peter Lynch said, “We have concluded that the sale of our dairies is in the Company’s best interest as we continue to sharpen our focus on the retail operation of our business. We are pleased that SMI recognizes the value of our dairies and the Associates who work there, and we look forward to a successful partnership.”

“Our purchase of these dairies from Winn-Dixie provides a wonderful opportunity for our family-owned dairy farmers to better serve consumers throughout the southeastern United States,” said Calvin Covington, Chief Executive Officer of SMI. “Southeast Milk remains committed to providing fresh, locally produced milk to consumers. The addition of these two dairies will help us to do that even more efficiently.”

Upon completion of this transaction, Winn-Dixie will operate one manufacturing plant—its private label Chek Cola plant located in Fitzgerald, Ga.

Winn-Dixie Stores, Inc. is one of the nation’s largest food retailers. Founded in 1925, the Company is headquartered in Jacksonville, Fla. The Company currently operates 521 retail grocery locations including more than 400 in-store pharmacies.

Southeast Milk is a Florida-based cooperative of more than 300 family-owned and operated dairy farms, mainly in Florida but also in Georgia, South Carolina, Tennessee and Alabama. As the largest operating co-op of dairy farmers in Florida, Southeast Milk supplies to most of the southeastern United States.

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